Exhibit 3


                         ASSIGNMENT AND ACCEPTANCE

         THIS ASSIGNMENT AND ACCEPTANCE ("Agreement") dated as of August 8, 2001, is made with reference to that certain Second Amended and Restated Loan Agreement dated as of November 1, 2000, as amended by the First Waiver and Amendment to the Loan Agreement, dated as of January 31, 2001, the Second Waiver and Amendment to the Loan Agreement, dated as of June 1, 2001, and the Debt Affirmation and Release Agreement (as defined below) (as so amended, the "Loan Agreement") by and among Day Runner, Inc., a Delaware corporation ("Day Runner"), Day Runner UK plc (now known as Day Runner UK Limited), a company incorporated with limited liability under the laws of England and Wales and formerly a wholly-owned indirect subsidiary of Day Runner ("Bidco"), Filofax Limited, a company incorporated with limited liability under the laws of England and Wales and formerly a wholly-owned indirect subsidiary of Day Runner ("Filofax"; Day Runner, Bidco and Filofax being referred to collectively herein as, the "Borrowers"), the Lenders party thereto and each lender which may thereafter become a party thereto pursuant to Section 12.8 of the Loan Agreement (the "Lenders") and Wells Fargo Bank, a National Association, as Administrative Agent (in such capacity, the "Administrative Agent"), and is entered into between the "Assignor" described below, in its capacity as a Lender under the Loan Agreement, and the "Assignee" described below.

         Assignor and Assignee hereby represent, warrant and agree for valuable consideration, the receipt of which is hereby acknowledged, as follows:

         1. Definitions. Capitalized terms defined in the Loan Agreement are used herein with the meanings set forth for such terms in the Loan Agreement. As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

         "Assignee" means KAYSUN Holdings LLC.

         "Assigned Pro Rata Share" means 50% of (a) the Revolving Commitment of the Lenders under the Loan Agreement, (b) the outstanding Revolving Loan made to Day Runner under the Loan Agreement, (c) the outstanding Term Loan A made to Day Runner under the Loan Agreement, (d) the outstanding Term Loan B made to Day Runner under the Loan Agreement,
(e) the outstanding Convertible Loan made to Day Runner under the Loan Agreement, (f) the PIK Interest Notes (TLB) outstanding as of the Effective Date of this Agreement and (g) the PIK Interest Notes (CL) outstanding as of the Effective Date of this Agreement.

         "Assignor" means Osmond Acquisition Company, LLC.

         "Day Runner Loans" shall have the meaning ascribed to such term in the Debt Affirmation and Release Agreement.

         "Debt Affirmation and Release Agreement" shall mean the agreement entered into as of April 25, 2001, by and among Day Runner, Bidco and Filofax, as Borrowers, Day Runner Direct, Inc., Filofax, Inc., DRI International Holdings, Inc., Filofax Group Limited, Inc., DR UK Holdings Limited, Topps of England Limited, the Lenders and the Administrative Agent.

         "Effective Date" means August 8, 2001, the effective date of this Agreement determined in accordance with Section 12.8 of the Loan Agreement.

         2. Representations and Warranties of the Assignor. The Assignor represents and warrants to the Assignee as follows:

         (a) As of the date hereof, the Pro Rata Share of the Assignor is 50% of (i) the Revolving Commitment under the Loan Agreement, (ii) the Revolving Loan made to Day Runner under the Loan Agreement, (iii) the outstanding Term Loan A made to Day Runner under the Loan Agreement, (iv) the outstanding Term Loan B made to Day Runner under the Loan Agreement,
(v) the outstanding Convertible Loan made to Day Runner under the Loan Agreement, (vi) the outstanding PIK Interest Notes (TLB), and (vii) the outstanding the PIK Interest Notes (CL). The Assignor is the legal and beneficial owner of the Assigned Pro Rata Share, has made no prior assignment, participation, pledge or disposition of the Assigned Pro Rata Share and the Assigned Pro Rata Share constitutes the Assignor's entire Pro Rata Share as of the date hereof and is free and clear of any adverse claim;

         (b) The Assignor has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and any and all other documents required or permitted to be executed or delivered by it in connection with this Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by, this Agreement, and no governmental authorizations or other authorizations are required in connection therewith;

         (c) This Agreement constitutes the legal, valid and binding obligation of the Assignor; and

         (d) The Assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the Subsidiary Guarantors or the performance by Borrowers of the Obligations, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of the Loan Agreement or any Loan Document other than as expressly set forth above.

         3. Representations, Warranties and Covenants of the Assignee. The Assignee hereby represents and warrants to the Assignor as follows:

         (a) The Assignee has full power and authority, and has taken all action necessary, to execute and deliver this Agreement, and any and all other documents required or permitted to be executed or delivered by it in connection with this Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by, this Agreement, and no governmental authorizations or other authorizations are required in connection therewith;

         (b) This Agreement constitutes the legal, valid and binding obligation of the Assignee;

         (c) The Assignee has independently and without reliance upon the Assignor and based on such documents and information as the Assignee has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. The Assignee will, independently and without reliance upon any Lender, and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement;

         (d) The Assignee has received copies of the Loan Agreement and such of the Loan Documents delivered pursuant to Section 9.1 of the Loan Agreement as it has requested, together with copies of the most recent financial statements delivered pursuant to Section 8.1 of the Loan Agreement;

         (e) The Assignee will perform in accordance with their respective terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender; and

         (f) The Assignee hereby makes each and every representation and warranty contained in Section 4.9 of the Loan Agreement (pertaining to the Convertible Notes and Conversion Stock).

         4. Assignment. On the terms set forth herein, the Assignor, as of the Effective Date, hereby irrevocably sells, assigns and transfers, without recourse, to the Assignee all of the rights and obligations of the Assignor under the Loan Agreement, the other Loan Documents (including, without limitation, the Day Runner Loans, the Registration Rights Agreement and the Shareholders Agreement, it being understood that the Assignor has no interests in the Foreign Currency Loan), the Assignor's Notes to the extent of the Assigned Pro Rata Share, including the related Conversion Stock, and the Assignee irrevocably accepts such assignment of rights and assumes such obligations from the Assignor on such terms and effective as of the Effective Date. As of the Effective Date, the Assignee shall have the rights and obligations of a "Lender" under the Loan Documents (and a "Shareholder" under the Shareholders Agreement and the Registration Rights Agreement), except to the extent of any arrangements with respect to payments referred to in Section 5 hereof.

         5. Payment. The assignment to the Assignee pursuant to this Agreement shall be deemed a capital contribution by the Assignor to the Assignee in accordance with Section 4 of that certain Limited Liability Company Agreement dated as of August 8, 2001 (the "Operating Agreement") by and among Assignor and Day Holdings LLC, and shall constitute the Initial Contribution (as such term is defined in the Operating Agreement) of the Assignor pursuant to Section 4.2 of the Operating Agreement.

         The Assignor and the Assignee hereby agree that if either receives any payment of interest, principal, fees or any other amount under the Loan Agreement, the Notes or any other Loan Documents which is for the account of the other, it shall hold the same in trust for such party to the extent of such party's interest therein and shall promptly pay the same to such party.

         6. Principal, Interest, Fees, etc. Any principal that would be payable and any interest, fees and other amounts that would accrue from and after the Effective Date to or for the account of the Assignor pursuant to the Loan Agreement and its Notes shall be payable to the account of the Assignor and the Assignee, in accordance with their respective interests as adjusted pursuant to this Agreement.

         7. Notes. The Assignor and the Assignee shall make appropriate arrangements with Day Runner concurrently with the execution and delivery hereof so that replacement Revolving Loan Notes, replacement Term Loan A Notes, replacement Term Loan B Notes, replacement Convertible Notes, replacement PIK Interest Notes (TLB), and replacement PIK Interest Notes
(CL), as applicable, are issued to the Assignor and the Assignee, respectively, in principal amounts reflecting their respective Pro Rate Shares of the Revolving Commitment and their outstanding Revolving Loans, Term Loan A, Term Loan B, Convertible Loan, PIK Interest Note (TLB) and PIK Interest Note (CL) (as adjusted pursuant to this Agreement).

         8. Further Assurances. The Assignor and the Assignee further agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Agreement, and the Assignor specifically agrees to cause the delivery of (i) two original counterparts of this Agreement and
(ii) to the extent required, the Request for Registration to the Administrative Agent for the purpose of registration of the Assignee as a "Lender" pursuant to Section 12.8 of the Loan Agreement.

         9. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN NEW YORK.

         10. Certain Agreements. By its signature hereto, the Assignee agrees and acknowledges that it will be a party to, and will be bound by, the Registration Rights Agreement and the Shareholders Agreement, as defined in the Loan Agreement.

         11. Notices. All communications among the parties or notices in connection herewith shall be in writing, hand delivered or sent by U.S. registered mail, postage prepaid, or by telecopy, addressed to the appropriate party at its address set forth on the signature pages hereof. All such communications and notices shall be effective upon receipt.

         12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

         13. Interpretation. The headings of the various sections hereof are for convenience of reference only and shall not affect the meaning or construction of any provision hereof.

         14. Counterpart. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.



         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective officials, officers or agents thereunto duly authorized as of the date first above written.


                                      ASSIGNOR:

                                      OSMOND ACQUISITION COMPANY, LLC

                                      By: Sunrise Capital Partners, L.P.,
                                      its Manager

                                      By: Sunrise Advisors, LLC, its
                                      General Partner


                                      By:
                                         --------------------------------------
                                          Name: Michael D. Stewart
                                          Title: Principal
                                          Address:  685 Third Avenue 15th Floor
                                                    New York, New York 10017
                                          Telephone:  212-582-3015
                                          Facsimile:  212-582-3016

                                      ASSIGNEE:

                                      KAYSUN HOLDINGS LLC

                                      By: Osmond Acquisition Company, LLC,
                                          its Manager

                                      By: Sunrise Capital Partners, L.P.,
                                          its Manager

                                      By: Sunrise Advisors, LLC, its
                                          General Partner


                                      By:
                                          -------------------------------------
                                          Name: Michael D. Stewart
                                          Title: Principal
                                          Address:  685 Third Avenue 15th Floor
                                                    New York, New York 10017
                                          Telephone:    212-582-3015
                                          Facsimile:    212-582-3016



                                      By: Day Holdings LLC, its Manager

                                      By: Kayne Anderson Capital Advisors,
                                          L.P., its Manager

                                      By: Kayne Anderson Investment
                                          Management, Inc., its General Partner


                                      By:
                                          -------------------------------------
                                          Name: David Shladovsky
                                          Title: General Counsel and Secretary
                                          Address:
                                          Telephone:
                                          Facsimile: